Semper Capital Management, L.P.

Code of Ethics

October 23, 2013

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THIS CODE OF ETHICS (THE "CODE") IS THE PROPERTY OF SEMPER CAPITAL MANAGEMENT, L.P. (THE "FIRM") AND MUST BE RETURNED TO THE FIRM SHOULD AN EMPLOYEE'S ASSOCIATION WITH THE FIRM TERMINATE FOR ANY REASON. THE CONTENTS OF THIS CODE ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

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Semper Capital Management, LP	Code of Ethics

Table of Contents

1	INTRODUCTION	1
1.1	The Compliance11 System; Affirmations, Attestations and Disclosures; Etc.	2
1.2	Recordkeeping	3
2	OVERSIGHT OF THE CODE OF ETHICS	3
2.1	Acknowledgement of the Code; Other Affirmations and Attestations	3
2.2	Reporting Violations	3
2.3	Sanctions for Failure to Comply with the Code of Ethics	4
2.4	CCO's Preclearance Requests	4
2.5	Delegation of Certain Compliance Functions	4
3	CONFLICTS OF INTEREST; "BAD ACTOR" ASSESSMENT POLICY	4
3.1	Introduction	4
3.2	Gifts and Entertainment Policy	4
3.2.1	Value of Gifts and Entertainment	5
3.2.2	Approval and Reporting of Gifts and Entertainment	5
3.2.3	Acceptable Gifts and Entertainment	6
3.3	Outside Business Activities	6
3.4	"Bad Actor" Assessment Policy	6
3.4.1	"Bad Actor" Disqualification Rule	6
3.4.2	Operating Procedures and Compliance Review	8
4	ANTI-BRIBERY POLICY AND PROCEDURES	8
4.1	Firm's Anti-Bribery Policy	8
4.1.1	Foreign Corrupt Practices Act	9
4.1.2	FCPA Red Flags	9
4.1.3	Preclearance Requirement	10
5	POLITICAL CONTRIBUTIONS AND "PAY TO PLAY"	10
5.1	Introduction	10
5.2	"Pay to Play" Policy	10
5.3	Preclearance of Political Contributions	11
5.4	New Access Person Certification	11
6	PERSONAL TRADING POLICY	12
6.1	General Policy	12
6.2	Definitions	13
6.2.1	Covered Accounts	13
6.2.2	Prohibited Securities	13

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6.3	Preclearance of Trades	14
6.3.1	Preclearance Requirement	14
6.3.2	Automatic Preclearance of Certain Transactions	14
6.3.3	Automatic Denial of Certain Transactions	14
6.4	The Restricted List	15
6.5	Preclearance of Initial Public Offerings and Non-Semper Limited Offerings	16
6.6	Front Running.	16
7	REVIEW AND REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS	17
7.1	General Policy	17
7.2	Definition of a Non-Discretionary Managed Account	17
7.3	Initial Holdings Report	17
7.4	Quarterly and Annual Holdings Disclosures	18
7.5	Quarterly Transaction Reports	18
7.6	Exemption from Reporting Requirements	19
7.7	Review and Retention of Reports	19
7.8	Escalation of Violations and Sanctions	19
7.9	Exemptions	19
7.10	Confidentiality	19
8	INSIDER TRADING	19
8.1	Introduction	19
8.2	Penalties for Insider Trading	20
8.3	Definitions	20
8.3.1	Material Information	20
8.3.2	Nonpublic Information	20
8.3.3	Breach of Duty	21
8.4	Tipper/Tippee Liability	21
8.5	Firm's Insider Trading Policy	21
8.6	Insider Trading Policy Restrictions	21
8.7	Procedures Designed to Detect and Prevent Insider Trading	22
8.8	Compliance Responsibilities	22
9	NFA ETHICS TRANING PROGRAM	22
9.1	Procedures	23
9.2	Documentation	23
10	POLICY ON DISCLOSURE OF PORTFOLIO HOLDINGS	24
10.1	Background	24
10.2	Policy	24

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11	DEFINED TERMS USED IN THIS CODE	25
11.1	Definitions	25
12	UPDATES TO THIS CODE OF ETHICS; REPORTS TO FIRM MANAGEMENT AND THIRD PARTIES	26
12.1	Updating and Amending this Code of Ethics	26
12.2	Reports to Firm Management and Registered Funds	26

Appendix A - Code of Ethics Attestation		A-1
Appendix B - Annual Compliance Calendar		B-1
Appendix C - Quarterly Transaction Report		C-1
Appendix D - Third Party "Covered Person" Questionnaire		D-1

Schedule III - Access Person Reporting Requirements

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Semper Capital Management, LP	Code of Ethics

SEMPER CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

October 23, 2013

1 INTRODUCTION

Semper Capital Management, L.P. (the "Firm") is registered as an investment adviser with the Securities and Exchange Commission (the "SEC") under the U.S. Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Advisers Act Code of Ethics Rule(1) requires investment advisers registered with the SEC to adopt a written code of ethics.

This Code of Ethics (this "Code") sets forth standards of conduct expected for all partners, officers, directors (and other persons occupying a similar status or performing similar functions), and all employees of the Firm, as well as any other person who provides investment advice on behalf of the Firm and is subject to the Firm's supervision and control (each an "Access Person"). Interns, consultants and temporary and/or contract employees who will be working for more than ten (10) consecutive business days at the Firm shall be "Access Persons" for all purposes of this Code.

A list of the Firm's Access Persons is attached as Schedule I to this Code. The CCO shall update Schedule I promptly when employees join or leave the Firm. A list of defined terms used in this Code is set forth in Section 9 below.

This Code also addresses certain possible conflicts of interest and includes the Firm's Personal Trading Policy (see Section 6 - Personal Trading Policy).

This Code should be read in conjunction with the Firm's Supervisory Procedures and Compliance Manual (the "Manual").

The following standards of business conduct will govern the interpretation and administration of this Code:

•The interests of the Firm's Clients and Investors (as defined in the Manual) must be placed first at all times;

•Access Persons should not take inappropriate advantage of their positions; and

•Access Persons must comply with all applicable securities laws.

The Firm is an investment advisor to one or more private investment companies that are exempt from registration (each, a "Private Fund") under Section 3(c)(1), Section 3(c)(5) and/or Section 3(c)(7) under the U.S. Investment Company Act of 1940, as amended (the "Investment

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(1) Rule 204A-1 of the Advisers Act.

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Company Act"). A list of the Private Funds advised by the Firm is attached hereto as Schedule II.

The Firm is also an investment advisor to one or more mutual funds registered with the SEC as open-end management investment companies (each, a "Registered Fund"). A list of the Registered Funds advised by the Firm is attached hereto as Schedule II.

As an investment advisor to a Registered Fund, the Firm is required to conform to the requirements of Rule 17j1 under the Investment Company Act (Personal Investment Activities of Investment Company Personnel). Rule 17j-1 addresses conflicts of interest between Registered Funds and their investment advisors that can arise when investment advisor personnel buy and sell securities for their own accounts by requiring that investment advisors adopt codes of ethics to prevent their personnel from engaging in fraud with respect to the Registered Fund. This Code is intended to meet that requirement.

The Firm is also registered as a Commodity Pool Operator ("CPO") and Commodity Trading Advisor ("CTA") with the Commodity Futures Trading Commission (the "CFTC") under the Commodity Exchange Act (the "CEA") and a member of the National Futures Association (the "NFA") as a "Swap Firm" (i.e., it will engage in swaps transactions only).

As with all policies and procedures, this Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every possible situation. Consequently, Access Persons are expected to abide not only by the letter of this Code, but also to uphold the fundamental ideals of the Firm: openness, integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in this Code. Should revisions be made, Access Persons will receive written notification from the Chief Compliance Officer (the "CCO").

Each Access Person should keep this Code for future reference and its guidelines should be made an active part of the Access Person's normal course of business. If an Access Person has any questions regarding his or her responsibilities under this Code, s/he must contact the CCO.

The name of the Firm's current CCO is set forth Schedule I hereto.

1.1 The Compliance11 System; Affirmations, Attestations and Disclosures; Etc.

The Firm has implemented a web-based compliance platform that includes regulatory compliance software, employee personal brokerage account and holdings monitoring (through electronic brokerage fees), online preclearance request processing (including automatic denial of preclearance requests based on comparisons to the Firm's Restricted Industry List and the Firm's Restricted List) and online affirmations, attestations and disclosures (the "Compliance11 System"). The Firm tracks and monitors regulatory compliance and compliance with this Code via the Compliance11 System. For this reason, all Access Person reporting, disclosures, preclearance requests and approvals and initial and periodic affirmations, attestations and disclosures must be done on the Compliance11 System. Exception requests for approvals, etc. outside of the Compliance11 System will only be granted where an Access Person does not have access to the Compliance11 System for some reason or the Compliance11 System is not available.

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A list for Affirmations, Attestations and Disclosures tracked and monitored on the Compliance11 System is attached hereto as Schedule III.

1.2 Recordkeeping

All affirmations, attestations and disclosures submitted by Access Persons on the Comliance11 System shall be maintained for at least five (5) years.

In addition, all reports prepared by the CCO or another member of senior management under this Code or the Manual shall be maintained for at least five (5) years.

Finally, pursuant to Rule 204-2(a)(13)(ii) of the Advisers Act, the Firm is required to maintain a list of present and past Access Persons within the past five (5) years. To comply with Rule 204 2(a) (13) (ii), the CCO will be responsible for compiling and maintaining the list of the Firm's Access Persons. The CCO shall also maintain a list of all regulatory registrations of each Access Person, including registration as a Principal or Associated Person with the National Futures Association and/or registration as an Investment Adviser Representative. A list of the Firm's Access Persons is attached as Schedule I to this Code.

2 OVERSIGHT OF THE CODE OF ETHICS

2.1 Acknowledgement of the Code; Other Affirmations and Attestations

Within ten (10) calendar days of commencement of employment, and annually thereafter (within thirty (30) calendar days), each Access Person must complete the Semper Code of Ethics Policy Attestation on the Compliance11 System (certifying that the Access Person has read and understands the Code's contents), together with all other affirmations, attestations and disclosures as required herein. A list of all required affirmations, attestations and disclosures is included as Schedule III hereto.

If the Access Person does not have access to the Compliance11 System for any reason, the Access Person shall execute and return to the CCO the Code of Ethics Attestation form attached hereto as Appendix A.

2.2 Reporting Violations

All Access Persons must promptly report any violations of the Code to the CCO. Access Persons can use the Confidential Reporting Form on the Compliance11 System to report violations or other compliance related issues; however it is not necessary to use this form to report violations.

The CCO shall maintain a log (a "Compliance Infractions Log") of any material infractions of this Code and/or of the Manual by an Access Person and shall ensure that the Firm's senior management team (Chief Executive Officer and/or Chief Operating Officer) review the log at least monthly. The Compliance Infractions Logs will note (i) the date of the infraction; (ii) the name(s) of the employee(s) involved; (iii) the specific policy and/or procedures involved; (iv) details of the infraction; and (v) comments and follow-up.

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2.3 Sanctions for Failure to Comply with the Code of Ethics

The CCO shall immediately notify the Chief Executive Officer and the Chief Operating Officer of any actual or potential failure to comply with this Code by an Access Person.

If it is determined that an Access Person has committed a violation of this Code, the Firm's senior management team (Chief Executive Officer and/or Chief Operating Officer, with input from the CCO) may impose sanctions and/or take other action as deemed appropriate by them. These sanctions may include, but are not limited to, disgorgement of profits, filing criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC and/or other relevant regulators of the violations.

2.4 CCO's Preclearance Requests

The Firm's Chief Operating Officer (the "COO") will provide pre-clearance or other required approvals for the CCO under this Code.

The name of the Firm's current COO is set forth Schedule I hereto.

2.5 Delegation of Certain Compliance Functions

The CCO may delegate certain of compliance duties to another qualified employee or to an outside consulting firm; provided, however, that the CCO shall remain personally responsible for ensuring that any activities delegated another employee and/or to an outside compliance consulting firm are carried out in a timely way and in accordance with the standards set forth in this Code. Upon any such delegation, all references to the CCO in this Code shall include, where applicable, any designee of the CCO, including any agent of an outside compliance consulting firm to the extent that activities required under this Code have been delegated to the outside consulting firm.

The Firm has engaged Kinetic Partners US LLP ("Kinetic") to manage certain compliance functions, as set forth in a Proposal for Compliance Consulting Services between Kinetic and the Firm dated May 15, 2013.

3 CONFLICTS OF INTEREST; "BAD ACTOR" ASSESSMENT POLICY

3.1 Introduction

It is the Firm's policy that all Access Persons act in good faith and in the best interests of the Firm. To this end, Access Persons must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If an Access Person has any doubts or questions about the appropriateness of any interests or activities, s/he should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made as to whether such interest or activity should be disposed of, discontinued or limited. Additionally, an Access Person must advise the CCO immediately if the Access Person is, or believes s/he may become, a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.

3.2 Gifts and Entertainment Policy

Semper Capital Management, LP	Code of Ethics

Except as described below, Access Persons and their Immediate Family Members are not permitted to accept fees, Gifts, Entertainment, payments or other favors in connection with any business of the Firm. For purposes of this Code, "Immediate Family Member" of an Access Person means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law sharing the same household as the Access Person.

The Firm's "Gifts and Entertainment Policy" distinguishes between a "Gift" and "Entertainment."

"Gifts" are items (or services) of value that a third party provides to an Access Person or an Immediate Family Member of an Access Person (or an Access Person or an Immediate Family Member of an Access Person gives to the third party) where there is no business communication involved in the enjoyment of the gift.

"Entertainment" contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm.

Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

3.2.1 Value of Gifts and Entertainment

Neither Access Persons nor their Immediate Family Members may give or receive a Gift with a value in excess of $250 from anyone with whom the Firm has or is likely to have business dealings, unless approved by the CCO or the COO.

Neither Access Persons nor their Immediate Family Members may give or accept an invitation that involves Entertainment that is excessive or not usual or customary.

If an Access Person is unable to judge the value of a Gift or believes that the Entertainment may be excessive, he or she should contact the CCO or the COO for guidance.

3.2.2 Approval and Reporting of Gifts and Entertainment

Each Access Person must notify the COO or the CCO promptly upon receiving or prior to giving a Gift or invitation for Entertainment by the Access Person or his or her Immediate Family Member by creating a Gift/Entertain Request/Disclosure form on the Compliance11 System.

The CCO shall maintain a Gift and Entertainment Log of all requests for Gifts and Entertainment; the Gift and Entertainment Log shall record whether the request was approved or denied. The Gift and Entertainment Log may be maintained as a Gift Report on the Compliance11 System.

Each Access Person shall report, within the ten (10) days of the end of each calendar quarter, all Gifts and invitations for Entertainment given or received by the Access Person or his or her Immediate Family Member during the quarter by completing the Gift/Entertainment Request/Disclosure form on the Compliance11 System.

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3.2.3 Acceptable Gifts and Entertainment

Examples of acceptable conduct include the following:

•Acceptance of gifts, gratuities or amenities or favors based on obvious family or personal relationships where the circumstances make it clear it is those relationships, rather than the Firm's business, which are the motivating factor.

•Acceptance of meals, refreshments, travel arrangements or accommodations, or Entertainment, all of reasonable value and in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid for by the Firm as a reasonable business expense if not paid for by the other party.

•Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items bearing a company logo.

•Acceptance of discounts or rebates on merchandise or services that do not exceed those available to arm's-length clients.

•Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a graduation, wedding, retirement or holiday.

3.3 Outside Business Activities

Access Persons must obtain written approval from the CCO before engaging in outside business activities. "Outside Business Activities" include being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. Access Persons wishing to enter into or engage in such transactions and activities must obtain the required approval by completing the Outside Business Activity Disclosure form on the Compliance11 System. If the Access Person does not have access to the Compliance11 System for any reason, the Access Person shall complete a hard copy of an Outside Business Activity Disclosure form provided by the CCO and submit it to the CCO for written approval.

Access Persons must also confirm all of their Outside Business Activities quarterly by completing an Outside Business Activity Disclosure Form within ten (10) calendar days following the end of each calendar quarter.

Access Persons are prohibited from serving on the Board of any issuer in whose securities a mutual fund, client account or portfolio managed by the Fund (a "Client Account") invests.

3.4 "Bad Actor" Assessment Policy

3.4.1 "Bad Actor" Disqualification Rule

On July 10, 2013, the SEC adopted new rules (the "Bad Actor Disqualification Rule") disqualifying issuers from offering securities involving specified felons and "Bad Actors" from relying on the safe harbor exemption for limited private offerings under Rule 506 of

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Regulation D, Section 4(a)(2) of the Securities Act. This disqualification applies to all offerings under Rule 506, regardless of whether general solicitation is used.

If the issuer relying on Rule 506 is a pooled investment vehicle, then "covered persons" whose actions could give rise to disqualification would include: the issuer or any affiliated issuer; any director, executive officer, general partner or managing member of the issuer; the investment adviser to the issuer and any director, executive officer, general partner or managing member of such investment adviser; and any placement agent or other compensated solicitor. Additionally, any beneficial owner with voting interest equaling twenty percent (20%) or more is deemed a "covered person".

Generally, "Disqualifying Events" are actions taken by U.S. courts and/or certain regulators. The following are the eight categories of Disqualifying Events:

•Criminal convictions (within five (5) years of sale for criminal convictions of issuers and ten (10) year period for other "covered persons");

•Court injunctions and restraining orders (within five (5) years of sale);

•Final orders of certain state regulators (securities, banking, insurance, etc.) and federal regulators (e.g., the CFTC);

•SEC disciplinary orders (those relating to investment advisers, brokers, investment companies, etc.)

•Certain SEC cease and desist orders (within five (5) years of sale);

•Suspension or expulsion from membership from a Self-Regulatory Organization (i.e., a registered national securities exchange or a registered national or affiliated securities association);

•Stop orders and orders suspending exemptions under Regulation A of the Securities Act (within five years of sale); and/or

•US Postal Service false representation orders (within five years of sale).

An issuer cannot rely on the Rule 506 exemption from registration if the issuer or a "covered person" is disqualified by one of the events listed above. Although disqualification applies only for events that occur after September 23, 2013, the effective date of the rule, Disqualifying Events that occurred before are required to be disclosed to potential investors at a reasonable time prior to the sale of the security.

If the issuer did not know and, with reasonable care, could not have known that a disqualification existed under Rule 506(d), then the issuer may still rely on the safe harbor exemption from registration.

In order to demonstrate the Firm's reasonable care, all new third party "covered persons" are required to complete the attestation attached as Appendix D - Third Party "Covered Person" Questionnaire.

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All Access Persons will be required to complete "Bad Actor" affirmations on the Compliance11 System, as described below.

3.4.2 Operating Procedures and Compliance Review

The Firm relies on Rule 506 for the private placement of several of the private investment companies advised by it. The Firm is therefore adopting these policies and procedures to ensure compliance with the "Bad Actor" Disqualification Rule.

•The Firm obtained "Bad Actor" Disqualification Rule Questionnaires from all finders, third-party marketers, placement agents and solicitors (collectively, "Third Party Marketers") and other internal and external "covered persons" in September of 2013.

•The Firm will require updated "Bad Actor" Disqualification Rule Questionnaires from all Third Party Marketers and other external "covered persons" periodically as appropriate and at least annually.

•The Firm will include "Bad Actor" representations, warranties and covenants in its agreements with Third Party Marketers and other "covered persons".

•The Firm has added a "Bad Actor" affirmation to the quarterly and annual Employee Conduct Affirmations it obtains from its current employees.

•The Firm will require that new employees complete an Initial "Bad Actor" Disclosure for New Employees within ten (10) days after beginning employment.

Employees should contact the CCO if they have any questions regarding the Disqualifying Events or whether they are deemed a "covered person". The CCO is responsible for obtaining signed "Bad Actor" attestations for all "covered persons".

3.5 Affiliates of the Firm and the Funds

The CCO shall maintain a list (an "Affiliate List") of all persons who are "affiliates" of the Firm, through direct ownership and/or control of 5% or more of the voting securities of the Firm or through indirect ownership and/or control of 25% or more of an indirect owner of the Firm.

The CCO shall also maintain a list of all persons who are "affiliated persons" of a Fund by virtue of directly or indirectly owning, controlling or holding with the power to vote 5% or more of the outstanding voting securities of the Fund.

The Affiliate List will be maintained as a public document on the Firm's "I" drive and will also be available from the CCO. The CCO will update the Affiliate List at least quarterly and otherwise from time to time as needed to keep it up-to-date and accurate.

4 ANTI-BRIBERY POLICY AND PROCEDURES

4.1 Firm's Anti-Bribery Policy

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It is the Firm's "Anti-Bribery Policy" that no Access Person may offer payments, or anything else of value, to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm's Anti-Bribery Policy will be subject to disciplinary action, which may include termination of employment. The Firm requires all Access Persons to report any suspicious activity that may violate this policy to the CCO. An Access Person's failure to report known or suspected violations of the Firm's Anti-Bribery Policy may itself lead to disciplinary action.

4.1.1 Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

A "foreign official" includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Under the FCPA, both the Firm and its individual Access Persons can be criminally liable for payments made to agents or intermediaries "knowing" that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes "consciously avoiding" the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.1.2 FCPA Red Flags

Investment advisers engaging foreign agents are expected to be attuned to "red flags" in connection with the transaction, including:

•The foreign country's reputation for corruption;

•Requests by a foreign agent for offshore or other unusual payment methods;

•Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•An apparent lack of qualifications;

•Non-existing or non-transparent accounting standards; and

•Whether the foreign agent comes recommended or "required" by a government official.

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Sanctions for violating the FCPA may include fines and jail terms.

4.1.3 Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved in writing by the CCO.

5 POLITICAL CONTRIBUTIONS AND "PAY TO PLAY"

5.1 Introduction

Rule 206(4)-5 under the Advisers Act (the "Pay to Play Rule") restricts the Firm and its Access Persons from making political contributions that may appear to be made for pay to play purposes, regardless of the Access Person/contributor's intent. The SEC uses the phrase "pay to play" to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates (i) a "two-year time-out" from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

The SEC has established dollar limits that must be followed:

•$350 per election if the Access Person, spouse, etc. can vote for the candidate; and

•$150 per election if the Access Person, spouse, etc. cannot vote for the candidate. Firm's Pay to Play Policy.

5.2 "Pay to Play" Policy

It is the Firm's policy that contributions to candidates for a public office, a political party or a political action committee (a "PAC")(2) by the Firm and its Access Persons are made in compliance with the Pay to Play Rule. Any contribution(3) to candidates running for U.S. state or

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(2) A "political action committee" is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

(3) "Contribution" is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of

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local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a "Political Contribution") by the Firm or its Access Persons must be made in compliance with applicable law.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

5.3 Preclearance of Political Contributions

The Firm requires any Access Person to obtain approval from the CCO by completing a Preclearance Request Form by completing a Political Contribution Pre-Clearance & Disclosure form on the Compliance11 System before making a Political Contribution. If the Access Person does not have access to the Compliance11 System for any reason, s/he shall complete a hard copy of a Political Contribution Pre-Clearance & Disclosure form provided by the CCO and submit it to the CCO for written approval before making a Political Contribution. The CCO shall maintain a record of all Political Contribution Pre-Clearance & Disclosures, which may be in the form of a Political Contribution Pre-Clearance & Disclosure Report on the Compliance11 System. Under no circumstances may an Access Person engage indirectly in any of the foregoing activities, such as funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.(4)

The CCO shall maintain a Political Contributions Log of all Political Contribution Pre-Clearance & Disclosures; the Political Contribution Log shall record whether the request was approved or denied. The Political Contribution Log may be maintained as a Political Contributions Report on the Compliance11 System.

5.4 New Access Person Certification

When an individual is employed by the Firm, the Firm must "look back" to that Access Person's prior Political Contributions. If the Access Person is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Access Person's Political Contributions for two (2) years (but not past March 14, 2011, the effective date of the Pay to Play Rule). If the Access Person is not involved in soliciting clients or investors for the Firm, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect the Firm's business.

Within ten (10) calendar days of commencement of employment, each new Access Person must complete a New Hire Political Contributions Disclosure Form on the Compliance11 System. If an Access Person does not have access to the Compliance11 System for any

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the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

(4) The Pay to Play Rule contains a "catch-all" provision that prohibits acts done indirectly which, if done directly, would violate the Rule.

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reason, s/he must complete a hard copy of a New Hire Political Contributions Disclosure Form provided by CCO and submit it to the CCO.

6 PERSONAL TRADING POLICY

6.1 General Policy

The Firm requires that all Access Person investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Client Accounts. To this end, (i) Access Persons are prohibited from purchasing or selling any Prohibited Security for their personal account; and (ii) all personal securities transactions (buys and sells) in all other securities must be pre-cleared through the Compliance11 System as set forth below.

The Firm also monitors all Access Persons' Covered Accounts. If an Access Person establishes a new Covered Account during a calendar quarter; s/he must have the account pre-cleared on the Compliance11 System by submitting a Personal Brokerage Accounts Disclosure/New Brokerage Account Form, which shall contain, at a minimum, the following information about the proposed new brokerage account:

•The name of the broker, dealer or bank with whom the Access Person established the account;

•The date the account was established; and

•The date that the report is submitted by the Access Person.

The Firm requires that all Covered Accounts be set up and continuously able to be authenticated on the Compliance11 System at all times. Any Covered Account that cannot be set up on or continuously authenticated on the Compliance11 System must be approved on the Compliance11 System by the CCO and COO and the Access Person must arrange for the Firm to receive paper confirmations and statements from the relevant brokerage firm. Access Persons should note, however, that all transactions and holdings reported on paper statements are still subject to pre-clearance requirements under this Section 6 and to the initial, quarterly and annual holdings reporting requirements under Section 7 of this Code. It shall be the responsibility of the Access Person to prepare an excel spreadsheet report using the respective forms attached hereto - See Appendix B (Initial, Quarterly and Annual Holdings Disclosure form) and Appendix C (Quarterly Transaction Report).

Access Persons who wish to open a new brokerage account that meets the definition of Covered Account must obtain CCO approval by submitting a New Brokerage Account request on the Compliance11 System. Approved brokerage accounts must be set up and authenticated on the Compliance11 System prior to executing any trades in the account.

All existing Covered Accounts of a new employee must be set up, authenticated and approved on the Compliance11 System within ten (10) calendar days after beginning employment. If a new employee requires an extension of this period, s/he must obtain the consent of the CCO. The CCO will, upon request, provide a 407 letter to a brokerage firm with respect to a new Access Person brokerage account.

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6.2 Definitions

6.2.1 Covered Accounts

"Covered Account" means:

•The personal securities accounts of: (i) the Access Person; (ii) the Access Person's Immediate Family Members; or (iii) anyone living either with or apart from the Access Person who receives material financial support from the Access Person (except a spouse with a valid separation/divorce decree);

•Any accounts over which the Access Person controls or influences the investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or

•Any account in which the Access Person has Beneficial Ownership.

"Beneficial ownership" includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

An Access Person is deemed to be the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home or anyone the Access Person financially supports (except a spouse with a valid separation or divorce decree). The term "Covered Account" includes any investment account in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan (an "Automatic Investment Plan").

6.2.2 Prohibited Securities

Access Persons are prohibited from buying or selling any Prohibited Securities in any Covered Account. For this purpose, "Prohibited Securities" means:

(i) any mortgage-backed security ("MBS"), including, without limitation: (A) mortgage participations, mortgage pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities not issued, insured or guaranteed by the United States or any agency or instrumentality thereof ("Non-Agency MBS"); and (B) certificates issued and/or insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association ("Agency MBS");

(ii) asset-backed securities ("ABS");

(iii) commercial mortgage-backed securities;

(iv) Real Estate Mortgage Investment Conduits (REMICs);

(v) collateralized mortgage obligations (CMOs) and other structured mortgage securities;

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(vi) to-be-announced (TBA) mortgages;

(vii) any security, including, without limitation, stocks, bonds, municipal bonds, mutual fund shares, options, futures, currencies, warrants, exchange-traded funds (ETFs), other derivative products related to a Restricted Industry; and

(viii) any security on the Restricted List.

"Restricted Industry" means any industry specified on Schedule II hereto.

6.3 Preclearance of Trades

6.3.1 Preclearance Requirement

Access Persons must obtain preclearance for all transactions (buys and sells) of all securities in Covered Accounts by submitting a Preclearance Approval Request through the Compliance11 System before executing the transaction. If an Access Person does not have access to the Compliance11 System for any reason, s/he must submit a hard copy of a Pre-Clearance Request provided by the CCO and obtain the written approval of the CCO (which may be my e-mail) before executing the transaction.

6.3.2 Automatic Preclearance of Certain Transactions

Requests for preclearance of transactions in Covered Accounts that don't involve a Prohibited Security in a Covered Account will be automatically approved by the Compliance11 System.

6.3.3 Automatic Denial of Certain Transactions

Requests for preclearance of any transaction involving a Prohibited Security will be automatically denied by the Compliance11 System and reported to the CCO. If an Access Person already holds a Prohibited Security in a Covered Account on the date hereof, the Access Person may request preclearance from the CCO to sell that Prohibited Security.

6.3.4 Pre-Clearance of Employee Futures Trading

All Access Persons are required to pre-clear (by completing and submitting a Personal Brokerage Accounts Disclosure Form on the Compliance11 System) before (i) any outside futures account is opened that will be beneficially owned by an Access Person or the Access Person's Immediate Family Member; and (ii) any account as to which the Access Person has discretionary authority. This includes any account for which an Access Person acts as trustee, executor or custodian.

With respect to each futures account so approved, Access Persons must notify the Futures Commission Merchant that is to carry the account and, except to the extent the Firm determines to the contrary, arrange for such firm to provide copies of account statements and confirms to the Firm. Access Persons will be required to attest annually to their continued compliance with the foregoing requirement.

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6.4 The Restricted List

The Firm maintains a list of all securities held in any Client Account (the "Restricted List"). A security may also be placed on the Restricted List by the COO or the CCO if any transactions by the Firm or an Access Person in such security would be considered improper and/or illegal, such as under the following circumstances:

•The Firm is in possession of material, nonpublic information ("MNPI") about an issuer; or

•An Access Person is in a position, such as a member of an issuer's board of directors, that may be likely to cause the Firm or such Access Person to receive MNPI; or

•The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer's securities; or

•An Access Person trading in the security may present the appearance of a conflict of interest or an actual conflict of interest; or

•An investor relationship that involves a senior officer or director of an issuer (a "Value-Added Investor") may present the appearance of a conflict of interest or an actual conflict of interest; or

•The COO and/or the CCO has otherwise determined that it is necessary to do so.

Access Persons are prohibited from purchasing or selling any securities that appear on the Restricted List for their personal account. If an Access Person already holds a security that is later put on the Restricted List, the Access Person must continue to hold and may not execute any buy or sell orders for that security until the security is no longer on the Restricted List.

The Restricted List is readily available to all Access Persons on the Compliance11 System. Access Persons should be aware of the contents of the Restricted List prior to attempting to purchase or sell a security. Any Access Person who consults the Restricted List is, however, prohibited from disclosing the securities listed in the Restricted List to non-employees of the Firm.

A security will remain on the Restricted List until such time as it is no longer held in any Client Account or, in the case of securities placed on the Restricted List for reasons other than the fact that it is held in a Client Account, until the COO or the CCO, as the case may be, deems removal of the security appropriate.

The Restricted List is updated weekly in the Compliance11 System, or more often if appropriate based on the level of trading in Client Accounts.

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6.5 Preclearance of Initial Public Offerings and Non-Semper Limited Offerings

Access Persons must obtain preclearance from the CCO for themselves and their Immediate Family Members prior to acquiring beneficial ownership, directly or indirectly, in any security in any "IPO"(5) , "Limited Offering"(6) or "Private Investment"(7). Preclearance shall be requested by submitting a Private Investment Vehicle-IPO Request/Disclosure on the Compliance11 System. If the Compliance11 System is not available for any reason, Access Persons must request preclearance from the CCO by submitting a hard copy of a Private Investment Vehicle-IPO Request/Disclosure provided by the CCO and obtaining written consent from the CCO (which may be by e-mail) before consummating the transaction.

Additionally, prior to making the initial investment or any follow-on investment in any Limited Offering or Private Investment, the Access Person must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Access Person must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

6.6 Front Running.

Front running is the practice of executing orders on a security for the Access Person's own account while taking advantage of advance knowledge of pending orders in a Client Account. Front running is illegal and strictly prohibited by the Firm.

Since the Firm does not permit Access Person to transaction in any security that is or could be held in a Client Account, it would not be possible for an Access Person to engage in front running as long as the Access Person pre-clears all of his or her transactions. If the CCO has any reason to believe that an Access Person is not pre-clearing all of his or her transactions on the Compliance11 System and/or has not disclosed all of his or her Covered Accounts, or is otherwise engaging in front running, the CCO shall immediately bring the matter to the attention of the Firm's COO and/or the Firm's Chief Executive Officer. Any Access Person who engages in any of the activities described in this Section shall be subject to immediate dismissal from the Firm.

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(5) "Initial public offering" means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of §§ 13 or 15(d) of the Securities Exchange Act of 1934.

(6) "Limited Offering" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

(7) "Private investments" include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

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7 REVIEW AND REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS

7.1 General Policy

Access Persons are required to periodically report their personal securities transactions and holdings of Reportable Securities and Reportable Funds (both, as defined below) to the CCO .

A "Reportable Security" is any security defined in Section 202(a)(18) of the Securities Act of 1933, including stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products.

A Reportable Security does not include:

(i) direct obligations of the Government of the United States;

(ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii) shares issued by money market funds;

(iv) shares issued by open-end funds other than Reportable Funds; and

(v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

A "Reportable Fund" is any fund (i) for which the Firm serves as the fund's investment adviser; (ii) whose investment adviser or principal underwriter controls the Firm; or (iii) whose investment adviser is controlled by the Firm; or is under comment control with the Fund.

7.2 Definition of a Non-Discretionary Managed Account

A "Non-Discretionary Managed Account" is an account over which neither the Access Person nor any Immediate Family Member has any direct or indirect influence or control. This includes accounts for which an Access Person or Immediate Family Member has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

7.3 Initial Holdings Report

Each new Access Person must provide the CCO with an initial Holdings Disclosure on the Compliance11 System within ten (10) days of his or her commencement of employment. If the Access Person does not have access to the Compliance11 System for any reason, s/he shall obtain a hard copy of an Initial, Quarterly and Annual Holdings Disclosure from the CCO. The Initial Holdings Report must include all Reportable Securities and all Reportable Funds in all Covered Accounts and Non-Discretionary Managed Accounts and must be must be current as of a date not more than forty-five (45) days prior to the commencement of employment. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities and Reportable Funds held in all Covered Accounts and Non-Discretionary Managed Accounts:

•The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

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•The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

•The date that the report is submitted by the Access Person.

7.4 Quarterly and Annual Holdings Disclosures

Each Access Person must attest to and affirm their holdings of all Reportable Securities and Reportable Funds held in both Covered Accounts and Non-Discretionary Managed Accounts on the Compliance11 System on a quarterly and annual basis. Each Quarterly Holdings Disclosure shall be due within ten (10) calendar days of the end of the first three quarters of each calendar year. Each Annual Holdings Disclosure shall be due within thirty (30) calendar days of the end of each calendar year. The information provided in all Holdings Disclosures must be current as of a date not more than forty-five (45) days prior to the date the Holdings Disclosure is submitted. In the event the Compliance11 System is not available for any reason, Access Persons must fill out a hard copy of an Initial, Quarterly and Annual Holdings Disclosure provided by the CCO for both Covered Accounts and Non-Discretionary Managed Accounts containing the same information required in the Initial, Quarterly and Annual Holdings Disclosure Report on the Compliance11 System.

7.5 Quarterly Transaction Reports

Each Access Person must attest and affirm the Covered Accounts and Reportable Securities on the Compliance11 System on a quarterly basis by submitting a Transaction Disclosure for all Reportable Securities and Reportable Funds held in Covered Accounts no later than ten (10) calendar days after the end of each calendar quarter. In the event that the Compliance11 System is not available for any reason, the Access Person shall submit a hard copy of a Transaction Disclosure provided by the CCO. Access Persons with no personal securities transactions in Reportable Securities or Reportable Funds during the quarter are also required to submit a Transaction Disclosure Affirmation confirming the absence of any transactions. Each Quarterly Transaction must disclose the following information, at a minimum, for all Reportable Securities and Reportable Funds held in all Covered Accounts and Non-Discretionary Managed Accounts:

•The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•The price at which the transaction was effected;

•The name of the broker, dealer or bank with or through which the transaction was effected; and

•The date that the report is submitted by the Access Person

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7.6 Exemption from Reporting Requirements

An Access Person is not required to submit an Initial Holdings Report, an Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan, provided that the Automatic Investment Plan does not transact in any Prohibited Securities.

7.7 Review and Retention of Reports

The CCO shall review, on a quarterly basis, all Access Person affirmations, attestations, disclosures and preclearance forms to determine whether any violations of the Firm's policies or of the applicable securities laws occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Access Person to resolve the discrepancy. If the Firm determines that an Access Person has violated this Code, the Access Person may be subject to disciplinary action or restrictions on further trading.

To the extent that Covered Accounts are not being monitored on the Compliance11 System, the CCO must review and retain the paper brokerage account statements received by the Compliance Department to the same extent as if those Covered Accounts were being monitored and reported on the Compliance11 System.

The CCO shall include the results of such reviews in the Annual Report to the Compliance Committee.

7.8 Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify promptly senior management and the Firm's Chief Executive Officer or Chief Operating Officer may impose sanctions as he or she deems appropriate.

7.9 Exemptions

Any Access Person who wishes to seek an exemption of a specific account from coverage under this Code must contact the CCO for an exemption/waiver request.

7.10 Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Access Person's holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators.

8 INSIDER TRADING

8.1 Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by the Firm or any of its Access Persons or affiliates, and

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Rule 204A-1 under the Advisers Act requires that all "access persons" report their personal securities transactions and holdings.

The term "insider trading" generally means one or more of the following activities:

•Trading by an insider while in possession of MNPI;

•Trading by a non-insider, while in possession of MNPI, where the information (i) was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or (ii) was misappropriated;

•Recommending the purchase or sale of securities while in possession of MNPI; or

•Communicating MNPI to others (i.e., "Tipping," see below).

8.2 Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Access Person to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Access Person from the securities business. An Access Person can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code's Insider Trading Policy will can be expected to result in serious sanctions by the Firm, including termination of employment.

8.3 Definitions

8.3.1 Material Information

Information is "material" if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Examples include: earnings information; mergers and acquisitions and tender offers; significant changes in assets; and significant new products or discoveries.

8.3.2 Nonpublic Information

Information is considered "nonpublic" if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is "public," for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information's release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

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8.3.3 Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment or connection to the issuer of the securities that are traded.

8.3.3.1 Insider and Temporary Insider

The term "insider" is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI such as an officer, director and employee of the company, as well as any controlling shareholder. In addition, a person can be a "temporary insider" if s/he enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes including, among others, the company's attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

8.4 Tipper/Tippee Liability

An Access Person who does not trade securities but learns of MNPI from either a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else who trades in securities, can be liable as a "Tipper" for the trading done by the person to whom the Access Person passed the information (the "Tippee"). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. It therefore is important never to pass on MNPI to anyone else who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

8.5 Firm's Insider Trading Policy

The Firm's Insider Trading Policy applies to every Access Person and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Access Person from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

8.6 Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Access Person that may have or was in possession of any MNPI. Such an Access Person may not:

•Buy or sell any security (or related security) for his or her own or any related account or any account in which an Access Person may have any direct or indirect interest, any Firm-managed fund or other Client Account, or otherwise act upon any MNPI in the Access Person's possession obtained from any source; or

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•Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Access Person may have or obtain from any source; or

•Recommend the purchase or sale of any security to any person based upon MNPI.

8.7 Procedures Designed to Detect and Prevent Insider Trading

Before trading for him- or herself or others, each Access Person should ask himself or herself the following questions regarding information in his or her possession:

•Is the information material? Is the information nonpublic? If, after consideration of the above, an Access Person believes that the information is material and nonpublic, or if an Access Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

— Report the information and proposed trade immediately to the CCO.

— Do not purchase or sell the securities either on his or her own behalf or on behalf of others.

— Do not communicate the information inside or outside of the Firm, other than to the CCO.

•After the CCO has reviewed the issue, the Access Person will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is MNPI, or the Access Person will be allowed to trade the security and communicate the information.

•Additionally, Access Persons are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm's CCO. Such statements will be reviewed by the CCO.

8.8 Compliance Responsibilities

The CCO will review the Firm's Insider Trading Policy during the Firm's Annual Compliance Training Meeting (as that term is defined in Section 1.6.2 of the Manual) to ensure that all Access Persons are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the Firm's senior management. The report will describe who violated policy, how it is believed to have been violated, and provide recommendations for further action.

9 NFA ETHICS TRANING PROGRAM

The NFA requires that each member have written ethics training procedures that outline their ethics training program.

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9.1 Procedures

The Firm's NFA Ethics Training Program, which will be delivered by in-person and video conference classroom training, will be provided by a third-party provider(8).

The Program will include the following topics:

1. An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;

2. Confirmation of those individuals who are registered "associated persons" of the Firm;

3. The Firm's obligation to the public to observe just and equitable principles of trade;

4. How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;

5. The Firm's supervisory and internal controls;

6. How to obtain and assess the financial situation and investment experience of customers;

7. Disclosure of material information to customers; and

8. Avoidance, proper disclosure and handling of conflicts of interest.

The Program will be provided periodically as needed, and at least annually.

9.2 Documentation

The Firm will, in accordance with NFA requirements, maintain appropriate documentation that it has complied with its training procedures (e.g., records showing who obtained the training, the date of training, and any materials used).

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(8) As per NFA interpretive guidance, members may obtain ethics training sponsored by independent persons, firms, or industry associations, provided that the member has ensured that its selected provider is qualified and obtains proof that the provider has completed relevant proficiency testing and has three years of relevant industry experience, or similar experience. In addition, members should only use providers that they reasonably in good faith believe are not subject to any investigations or bars from registration. An ethics training provider's registration and disciplinary history can be checked using the NFA's BASIC system, which can be found on the NFA website (www.nfa.futures.org).

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10 POLICY ON DISCLOSURE OF PORTFOLIO HOLDINGS

10.1 Background

As an investment advisor to Registered Funds, the Firm is required to conform to the requirements of Rule 17j 1 under the Investment Company Act (Personal Investment Activities of Investment Company Personnel). Rule 17j-1 is designed to prohibit fraudulent or deceitful conduct. The following policy is intended to ensure that the disclosure of information about an Investment Fund's portfolio holdings is in the best interest of the Investment Fund's investors.

10.2 Policy

Information about an Investment Fund's portfolio holdings should not be distributed to any person unless:

•The disclosure is required to respond to a regulatory request, court order or other legal proceedings;

•The disclosure is to a mutual fund rating or, statistical agency or person performing similar functions who has signed a confidentiality agreement with the Investment Fund;

•The disclosure is made to internal parties involved in the investment process, administration or custody of the Investment Fund, including but not limited to, a Registered Fund's compliance officers and Board of Trustees;

•The disclosure is (a) in connection with a quarterly, semi-annual or annual report that is available to the public; or (b) relates to information that is otherwise available to the public (e.g., portfolio information that is available on an Investment Fund's website); or

•The disclosure is made pursuant to prior written approval of the CCO.

Any suspected breach of this obligation should be reported immediately to the CCO.

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11 DEFINED TERMS USED IN THIS CODE

11.1 Definitions

The following defined terms are used in this Code; their definitions can be found in the indicated Section.

Defined Term	Section	Defined Term	Section
"ABS"	6.2.2	"Immediate Family Member"	3.2
"Access Person"	1	"insider trading"	8.1
"Advisers Act"	1.1	"Investment Company Act"	1.1
"Affiliate List"	3.5	"IPO"	6.5
"Agency MBS".	6.2.2	"Kinetic"	2.5
"Anti-Bribery Policy"	4.1	"Limited Offering"	6.5
"Automatic Investment Plan"	6.2.1	"Manual"	1
"Bad Actor Disqualification Rule"	3.4.1	"MBS"	6.2.2
"Beneficial Ownership"	6.2.1	"MNPI"	6.4
"CCO"	1	"NFA"	1
"CEA"	1	"Non-Agency MBS"	6.2.2
"CFTC"	1	"Outside Business Activities"	3,3
"Client Account"	3.3	"Pay to Play Rule"	5.1
"Code"	1	"Political Contribution"	5.2
"Compliance Infractions Log"	2.2	"Private Fund"	1.1
"Compliance11 System"	1.1	"Private Investment"	6.5
"COO"	2.4	"Prohibited Security"	6.2.2
"Covered Account"	6.2.1	"Registered Fund"	1
"covered person"	6.2.1	"Reportable Fund"	7.1
"CPO"	1	"Restricted Industry"	6.2.2
"CTA"	1	"Restricted List"	6.4
"Disqualifying Event"	3.4.1	"SEC"	1
"Entertainment"	3.2	"Securities Act"	6.1
"FCPA"	4.1.1	"Third Party Marketer"	3.4.2
"Firm"	1	"Tippee"	8.1
"foreign official"	4.1.1	"Tipper"	8.1
"Gift"	3.2	"Tipping"	8.1
		"Value Added Investor"	6.4

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12 UPDATES TO THIS CODE OF ETHICS; REPORTS TO FIRM MANAGEMENT AND THIRD PARTIES

12.1 Updating and Amending this Code of Ethics

The CCO is the only Firm employee authorized to make changes to this Code of Ethics. The CCO shall amend and update this Code of Ethics from time to time as necessary or advisable to keep it up-to-date with changes to the Firm's business and/or regulatory requirements applicable to the Firm and its business. The CCO shall maintain a record of all changes to this Code of Ethics on the Change/Version Control Log attached hereto.

An updated version of this Code shall be made available to all Access Persons in "portable document format" (pdf) on the Compliance11 System and on the Firm's "I" drive. The CCO shall notify Firm employees of all updates to this Code of Ethics, which shall include a summary of any significant, substantive changes. If significant, substantive changes have been made to this Code, the CCO shall require that each Access Person submit an updated Code of Ethics Attestation on the Compliance11 System, certifying that s/he has read and understands the Code's contents. Copies of this Code are also available from the CCO.

The CCO shall retain archived copies of prior versions of this Code (which may be an electronic copy maintained in an "Archive" file on the Firm's "I" drive or other appropriate electronic record) for a minimum of five (5) years.

12.2 Reports to Firm Management and Registered Funds

The CCO shall prepare a written report, at least annually, describing any issues arising under this Code, including information about any material violations of this Code or its underlying procedures and any sanctions imposed due to such violations. The CCO shall submit a copy of the report to the Firm's Chief Executive Officer and to the Firm's Chief Operating Officer; the CCO shall also submit a copy of the report to the appropriate compliance officer(s) of each Registered Fund for review by its Board of Trustees.

In addition, the CCO shall certify, on an annual basis, to the Board of Trustees of each Registered Fund that the Firm has adopted procedures reasonably necessary to prevent its employees from violating this Code.

The CCO will send a copy of each updated version of this Code to the appropriate compliance officer(s) of each Registered Fund, together with a summary of any significant, substantive changes.

The CCO shall maintain a copy of each report required under this Section 12.2 for at least five (5) years.

Semper Capital Management, LP	Code of Ethics

Appendix A

[To be used only when the Access Person does not have access to the Compliance11 System]

SEMPER CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS ATTESTATION

All Access Persons are required to read the Firm's Code of Ethics dated as of _______________, 20___ (the "Code") and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the Firm's Chief Compliance Officer.

I hereby certify that I have received and read the policies and procedures set forth in the Code. I understand the policies and procedures contained in the Code and I agree to comply with such policies and procedures during the course of my employment with Semper Capital Management, L.P., its subsidiaries or affiliates. I have had the opportunity to ask the Chief Compliance Officer questions and I have received adequate responses. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties.

Name: ________________________________

Signature: _____________________________

Date: __________________________, 20___

A-1

Semper Capital Management, LP	Code of Ethics

Appendix B

[To be used only when access to the Compliance11 System is not available and/or for Covered Accounts that are not monitored on the Compliance11 System]

INITIAL, QUARTERLY AND ANNUAL HOLDINGS DISCLOSURE

Name of Access Person: _________________________________________________________________________

The following sets forth all of my Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Firm's Personal Trading Policy) and all Reportable Securities and Reportable Funds held in those accounts as of ______________, 20___.

Name on Account	Relationship to Access Person	Title and Type of Security	Tracker Symbol/CUSIP Number	Number of Shares	Principal Amount	Broker, Dealer or Bank Where Securities Held

or

___ I have no Covered Accounts or Non-Discretionary Management Accounts.

The undersigned certifies that he or she has not engaged in any transactions involving Prohibited Securities or other securities that would violate the Firm's Personal Trading Policy.

Name: ___________________________________

Signed: ___________________________________

Date: ____________________________, 20_____

B-1

Semper Capital Management, LP	Code of Ethics

Appendix C

QUARTERLY TRANSACTION REPORT

[To be used only when access to the Compliance11 System is not available and/or for Covered Accounts that are not monitored on the Compliance11 System]

Name of Access Person: ________________________________________________________________________

The attached brokerage account statement(s) set forth all of the Reportable Securities transactions and private investments (including, without limitation, all transactions involving Reportable Funds) made in my Covered Account(s) (as defined in the Firm's Personal Trading Policy) for the quarter beginning on __________, 20___ and ending on _____________, 20___.

REPORTABLE SECURITIES

Date	Name on Account	Title and Type of Security	Tracker Symbol or CUSIP Number	Interest Rate and Maturity Date	Buy/Sell	# of Shares and Price Per Share	Principal Amount	Broker, Dealer or Bank Effecting Transaction

PRIVATE INVESTMNENTS

Date	Name of Issuer and Nature of Business	PT; PP or NP(9)	Buy/Sell	Total Purchase or Sale Price	Does business with the Firm?

REPORTABLE FUNDS

Date	Name on Account	Name of Fund and Class of Interest	Buy/Sell

or

___ I have no transactions in Covered Accounts for this calendar quarter.

______________________________
(9) PT = Publicly Traded; PP = Privately Placed (PP); NP = Non-Profit.

C-1

Semper Capital Management, LP	Code of Ethics

The undersigned employee certifies that he or she has not engaged in any transactions involving Prohibited Securities or other securities that would violate the Firm's Personal Trading Policy.

Name: ___________________________________

Signed: ___________________________________

Date: ______________________________, 20___

C-2

Semper Capital Management, LP	Code of Ethics

Appendix D

"BAD ACTOR" DISQUALIFICATION RULE
DISQUALIFICATION FOR PRIVATE PLACEMENTS UNDER REGUALTION D

THIRD PARTY "COVERED PERSON" QUESTIONNAIRE

SEMPER CAPITAL MANAGEMENT, L.P. (the "Firm") is responsible for ensuring that "covered persons" have not been involved in any disqualifying events that would prohibit the Firm from relying on the offering exemption under Rule 506 of Regulation D. As such, the Firm requests covered persons to review the following disqualifying events and complete the attestation below:

Disqualifying Events:

•Criminal convictions (within the past five (5) years for criminal convictions of issuers and within the past ten (10) years for other "covered persons");

•Court injunctions and restraining orders (within the past five (5) years);

•Final orders of certain state regulators (securities, banking, insurance, etc.) and federal regulators (e.g., the CFTC);

•SEC disciplinary orders (those relating to investment advisers, brokers, investment companies, etc.);

•Certain SEC cease and desist orders (within the past five (5) years);

•Suspension or expulsion from membership from a Self-Regulatory Organization (i.e., a registered national securities exchange or a registered national or affiliated securities association);

•Stop orders and orders suspending exemptions under Regulation A of the Securities Act (within the past five (5) years); and/or

•US Postal Service false representation orders (within the past five (5) years).

The undersigned certifies as follows:

___ I have not been the subject of any of the Disqualifying Events listed above.

___ I have been the subject of a Disqualifying Event listed above and have attached additional information surrounding the Disqualifying Event.

___ I am currently the subject of a proceeding that may be considered a Disqualifying Event as listed above and have attached additional information surrounding the possible Disqualifying Event.

Name ____________________________

Signed ____________________________

Date ______________________, 20___

D-1

Semper Capital Management, LP	Code of Ethics

Schedule III

SEMPER CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS

Updated: October 23, 2013

Reporting Requirements of Access Persons

All Affirmations, Attestations and Disclosures are made available on, and are tracked and retained on, the Compliance11 System.

I. New Hire Affirmations and Disclosures - All Affirmations, Attestations and Disclosures are due within ten (10) calendar days of start of employment with the Firm:

•Code of Ethics Attestation

•Policies and Procedures Manual Attestation

•Personal Brokerage Accounts Disclosure

•Initial Holdings Report

•Private Investment Vehicle - IPO Request/Disclosure

•Employee Conduct/Bad Actor Attestation

•Outside Business Activity Disclosure

•Social Media Disclosure

•Political Contribution Pre-Clearance & Disclosure

•New Hire Political Contribution Disclosure Form

•For New Hires who will be registered with the NFA as a Principal or Associated Person - CFTC Employee Acknowledgement Affirmation

II. Quarterly Affirmations and Disclosures - All Affirmations, Attestations and Disclosures are due within ten (10) calendar days of the first three calendar quarters of each calendar year:

•Personal Brokerage Accounts Disclosure - Quarterly

•Transaction Disclosure - Quarterly

•Holdings Disclosure - Quarterly

•Outside Business Activity Disclosure

•Political Contribution Pre-Clearance & Disclosure Form

Semper Capital Management, LP	Code of Ethics

•Private Investment Vehicle - IPO Request/Disclosure

•Social Media Disclosure

•Employee Conduct/Bad Actor Attestation

•Gift/Entertainment Request/Disclosure

III. Annual Affirmations, Attestations and Disclosures - All Affirmations, Attestations and Disclosures are due within thirty (30) calendar days of each year end:

•Personal Brokerage Accounts Disclosure - Annual

•Transaction Disclosure - Annual

•Holdings Disclosure - Annual

•Outside Business Activity Disclosure

•Political Contribution Pre-Clearance & Disclosure Form

•Private Investment Vehicle - IPO Request/Disclosure

•Social Media Disclosure

•Employee Conduct/Bad Actor Attestation

•Gift/Entertainment Request/Disclosure

•For Employees who are registered with the NFA as a Principal or Associated Person - CFTC Employee Acknowledgement Affirmation

IV. Periodic Affirmations, Attestations and Disclosures - The following Affirmations, Attestations, Disclosures and Requests are also used when and if required by this Code:

•Pre-clearance Approval Request (prior approval required for securities transactions)

•New Account Approval Request (prior approval required for new Covered Accounts)

•Code of Ethics Attestation (whenever the Code is updated)

•Policies and Procedures Attestation (whenever the Manual is updated)

•Outside Business Disclosure (prior approval required for new Outside Business Activities)

•Political Contribution Pre-Clearance (prior approval required for new political contributions)

•Private Investment Vehicle - IPO Request (prior approval required for new investment and for follow-on investments)

•Gift/Entertainment Disclosure Form (prior approval required for any Gift or Entertainment invitation given or received)